Exhibit 99.2
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To the Shareholders of Speaking Roses International Inc.,

I want to thank each of you for your continued support and faith in the Speaking Roses journey. We have been actively preparing the company to assume its place in the market in the United States, and internationally. It has been a challenge to prepare the company for a national roll-out of our Production Centers, Area Developers, and Franchisees, but we are now ready.

As a company, we were born just three years ago this month. In human terms we would not even be in preschool, and yet we are already operating in over 50 international countries and opened our first Franchised locations in the USA. We also have partnerships with brand names like QVC, Disney, Mrs. Fields and others.

The company is committed to a five-year development plan to establish Speaking Roses as a brand name leader that creates a new experience for consumers in the multi-billion dollar flower and gift industries. It is destined to leave its mark and make permanent change for the better. It has required the devotion, talent and cooperation of each of our limited staff. Our plan includes servicing the vertical channels of internet sales, grocery, corporate events, full-service retail, wholesale, weddings, funeral, international and much more.

Our alliance with Lakefront Ventures gives us the credibility we need with thousands of existing experienced Franchisees throughout the United States. Those select, experienced Franchisees will soon be given the opportunity to expand their existing holdings to include Speaking Roses and become a part of our growing family. Lakefront Venture's Managing Director has said, "I predict that by the end of the year, Speaking Roses will be the hottest franchise in the industry". It is just the beginning of the most exciting part of the journey. Each new addition brings a fresh insight and vision to our possibilities.

We invite each of you to visit our web site, www speakingroses.com, and watch our progress. Currently you will see yesterday's announcement from Disney
Shopping:

      "POPULAR DISNEY CHARACTERS EMBOSSED ON LIVE ROSES MAKE FOR A MAGICAL
                                VALENTINE'S DAY"

David Bared, Vice President of Marketing for Disney Shopping, Inc. said, "Personalization is a key part of the Disneyshopping.com experience. Through Speaking Roses' technology we can offer our guests new ways to identify with their favorite Disney characters and express their affection for loved ones."

Now, with this preparation in place, I will be stepping down as the Chairman of The Board in the next few days. The Board will meet to select an interim Chairman who will serve until the Shareholder Meeting this fall. Rollie Walker, the largest current shareholder, has indicated his desire to serve as Chairman. He has committed to oversee and guide the Company through this rapid growth period. We will all watch the progress with enthusiasm as the company grows to reach its full potential.

Thank you again for your support and interest in this exciting venture.




/s/ Blaine Harris

Blaine Harris
Chairman